Exhibit 23.2

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated June 10, 2022, with respect to the consolidated financial statements of AEON Biopharma, Inc. included in the Amendment No. 1 to the Registration Statement on Form S-4 and related Prospectus of Priveterra Acquisition Corp. dated February 9, 2023, for the registration of shares of its common stock and warrants.

/s/ Ernst & Young LLP

Irvine, California

February 9, 2023